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                                  EXHIBIT 10.1

                    SEPARATION AGREEMENT AND GENERAL RELEASE

      THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter referred to as the "Agreement") is made and entered into by and between Larry Dalesandro (as used herein, "Executive" includes Larry Dalesandro and his legal representatives, agents, heirs, executors, administrators, successors and assigns), and Lannett Company, Inc., its divisions, parents, subsidiaries, affiliates or related companies, its and their past, present and future officers, directors, shareholders, trustees, partners, insurers, attorneys, legal representatives, employees and agents and all of its and their respective heirs, executors, administrators, successors and assigns and benefit plans (hereinafter, "Company"), for the following purpose and with reference to the following facts:

      WHEREAS, Executive has been employed by Company as its Chief Financial Officer and wishes to resign his employment for personal reasons;

      WHEREAS, Executive was given the option of taking a leave of absence, but elected to resign his employment with Company;

      WHEREAS, the parties agree that, pursuant to Executive's Employment Agreement dated June 17, 2004 (the "Employment Agreement"), Executive would not be entitled to any severance in connection with the resignation of his employment with Company;

      WHEREAS, in recognition of Executive's years of service to Company, in exchange for his execution of the Release set forth below, and subject to the conditions set forth herein, Company wishes to extend to Executive the severance to which he would have been entitled under his Employment Agreement had he been terminated without cause;

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      NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the undersigned agree as follows:

      1. Resignation: Executive hereby resigns his employment and office with Company effective December 1, 2004 and Company accepts his resignation;

      2. Separation Payments and Benefits: Company hereby extends the following payments and benefits to Executive in exchange for the Release set forth in paragraph 3 below:

            (a) continuation of his current base salary at the annualized rate of $132,860.00, net of applicable payroll deductions and in accordance with Company's generally-applicable payroll practices, for an additional eighteen
(18) months, i.e., through May 31, 2006.

            (b) continuation of his current health and dental insurance coverage at the same level as Executive participated as of November 31, 2004, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), at no cost to him for an additional eighteen (18) months, i.e., through May 31, 2006. If Lannett Company, Inc., or any successor organization, ceases to offer any health or dental insurance to any employee prior to May 31, 2006, Company shall pay to Executive the premiums that Company would have paid for health and dental insurance for Executive for the remaining months through May 31, 2006;

            (c) continuation of his current life insurance coverage at the same level as Executive participated as of November 31, 2004 at no cost to him for an additional eighteen (18) months, i.e. through May 31, 2006. If Lannett Company, Inc., or any successor organization, ceases to offer any life insurance to any employee prior to May 31, 2006, Company shall pay to Executive the premiums that Company would have paid for life insurance for Executive for the remaining months through May 31, 2006;

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            (d) a pro rated annual cash bonus for the current fiscal year equal to five-twelfths of the cash bonus Executive would have been entitled to receive had he remained employed by Company through the remainder of the current fiscal year. The bonus will be paid to Executive at the time that the balance of the 2005 Management Incentive Bonus Award is paid to active participants in the program, and will be subject to applicable payroll deductions in accordance with Company's generally-applicable payroll practices; and

            (e) all outstanding Company stock options awarded to Executive prior to December 1, 2004 will be one hundred percent (100%) vested as of December 1, 2004. The Company agrees to extend, and agrees to cause the Plan Administrator for the Company's stock option plans to extend, the exercise period for any non-qualified stock options currently held by Executive through May 31, 2006.

      3. Release: In exchange for the payments and other consideration provided for in this Agreement, Executive waives, releases and gives up any and all claims and rights which he may have against Company and any of its benefit plans, or their respective predecessors, successors and assigns (as well as their respective past or present trustees, officers, directors, agents, representatives or employees and their respective successors and assigns, heirs, executors, and personal or legal representatives) ("Released Parties"), based on any act, event, or omission occurring before the execution of this Agreement, including but not limited to, any events related to, arising out of or in connection with Executive's employment with Company or its predecessors and his separation from employment. Executive specifically waives, releases and gives up any and all claims arising from or relating to his employment and separation from Company based on any act, event, or omission occurring before the execution of this Agreement, including but not limited to any claim which could be asserted now or in the future under (a) the

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common law, including but not limited to theories of breach of express or implied contract or duty, tort, defamation, or violation of public policy; (b) any policies, practices, or procedures of Lannett; (c) any federal, state and/or local statute or regulations, including but not limited to: the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq.; the Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000 (e), et seq.; the Equal Pay Act, 29 U.S.C. Section 206 (d), et seq.; the Family and Medical Leave Act, 29 U.S.C. Section 2601, et seq.; and/or the Pennsylvania Human Relations Act, as amended, 43 P.S. Section 951 et seq.; (d) any contract of employment, express or implied; (e) any provision of the Constitution or laws of the United States, the Commonwealth of Pennsylvania, or any other state, or the City of Philadelphia; (f) any and all claims or actions for attorneys' fees; and
(g) any provision of any other law, common or statutory, of the United States, Pennsylvania, or any other state.

      4.Employment Agreement: The following provisions of the Employment Agreement shall remain in full force and effect:

            (a) "CONFIDENTIAL INFORMATION. During Executive's employment with Company and at all times after the termination of such employment, regardless of the reason for such termination, Executive shall hold all Confidential Information relating to Company in strict confidence and in trust for Company and shall not disclose or otherwise communicate, provide or reveal in any manner whatsoever any of the Confidential Information to anyone other than Company without the prior written consent of Company. `Confidential Information' includes, without limitation, financial information, related trade secrets (including, without limitation, Company's business plan, methods and/or practices) and other proprietary business information of Company which may include, without limitation, market studies, customer and

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client lists, referral lists and other items relative to the business of
Company. `Confidential Information' shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by Company to third parties without restrictions on such third parties."

            (b) "SOLICITATION OF CUSTOMERS. During his employment with Company and for a period of eighteen (18) months after the termination of Executive's employment, regardless of the reason for the termination (the `Non-Competition Period'), Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, directly or indirectly, any customer of Company, or induce any customer of Company to terminate any association with Company, in connection with those certain products being offered for sale by Company or in its research and development pipeline on the date of termination of Executive's employment (The `Restricted Products') or otherwise attempt to provide services to any customer of Company in connection with the Restricted Products. Executive shall prevent such solicitation to the extent he has authority to prevent same and otherwise shall not interfere with the relationship between Company and its customers. This provision shall not be interpreted to prohibit, prevent or otherwise impair the Executive's ability and right to seek and obtain employment from a competitor of the Company, even if said competitor is currently selling products to the Company's customers that are the same as Company's products. While the Executive shall be unrestricted in seeking to sell products to the Company's customers that are different than the Company's products, it is the intent of this paragraph to preclude the

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Executive from having said competitor replace the Company as a supplier of a product or otherwise take existing sales from the Company for the period in question."

            (c) "SOLICITATION OF EXECUTIVES AND OTHERS. During his employment with Company and during the Non-Competition Period, Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, for purposes of employment or association, any Executive or agent of Company (`Solicited Person'), or induce any Solicited Person to terminate such employment or association for purposes of becoming employed or associated elsewhere, or hire or otherwise engage any Solicited Person as an executive or agent of an entity with whom Executive may be affiliated or permit such, or otherwise interfere with the relationship between Company and its employees and agents. For purposes of this Agreement, an employee or agent of Company shall mean an individual employed or retained by Company during the term and/or who terminates such association with Company within a period of six (6) months after the termination of Executive's employment with Company."

            (d) "NON-COMPETITION. Without the written consent of the President or the Chief Executive Officer, during his employment with Company and during the Non-Competition Period, Executive shall not directly or indirectly, as an officer, director, shareholder, member, partner, joint venturer, Executive, independent contractor, consultant, or in any other capacity:

                  (1) Engage, own or have any interest in;

                  (2) Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;

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                  (3) Furnish consultation or advice to; or

                  (4) Permit his name to be used in connection with;

Any person or entity engaged in a business in the United States or Canada which is engaged in the manufacture, distribution or sale of the Restricted Products or which otherwise competes with the business of Company as it exists from time to time and, in the case of termination of this Agreement, as it exists on the termination date. Notwithstanding the foregoing, holding one percent (1%) or less of an interest in the equity, stock options or debt of any publicly traded company shall not be considered a violation of this provision."

            (e) "DISCLOSURE AND OWNERSHIP OF WORK PRODUCT AND INFORMATION.

                  (1) Executive agrees to disclose promptly to Company all ideas, inventions (whether patentable or not), improvements, copyrightable works of original authorship (including but not limited to computer programs, compilations of information, generation of data, graphic works, audio-visual materials, technical reports and the like), trademarks, know-how, trade secrets, processes and other intellectual property, developed or discovered by Executive in the course of his employment relating to the business of Company, or to the prospective business of Company, or which utilizes Company's information or staff services (collectively, "Work product").

                  (2) Work product created by Executive within the scope of Executive's employment, on Company time, or using Company resources (including but not limited to facilities, staff, Information, time and funding), belongs to Company and is not owned by Executive individually. Executive agrees that all works of original authorship created during his employment are "works made for hire" as that term is used in connection with the U.S. Copyright Act. To the extent that, by operation of law, you retain any intellectual property rights

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in any Work product, Executive hereby assigns to Company all right, title and interest in all such Work product, including copyrights, patents, trade secrets, trademarks and know-how.

                  (3) Executive agrees to cooperate with Company, at Company's expense, in the protection of Company's information and the securing of Company's proprietary rights, including signing any documents necessary to secure such rights, whether during or after your employment with Company, and regardless of the fact of any employment with a new company."

            (f) "ENFORCEMENT OF AGREEMENT; INJUNCTIVE RELIEF; ATTORNEYS' FEES AND EXPENSES. Executive acknowledges that violation of this Agreement will cause immediate and irreparable damage to Company, entitling it to injunctive relief. Executive specifically consents to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement. In addition to injunctive relief, Company is entitled to all money damages available under the law. If Executive violates this Agreement, in addition to all other remedies available to Company at law, in equity, and under contract, Executive agrees that Executive is obligated to pay all Company's costs of enforcement of this Agreement, including attorneys' fees and expenses."

            (g) Except as set forth in paragraph 5(c) below, the following provision of Executive's Employment Agreement shall remain in full force and effect: "INDEMNIFICATION. To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold harmless the Executive from and against any and all claims, demands, actions, causes of action, liabilities, losses, judgments, fines, costs and expenses (including reasonable attorneys' fees and settlement expenses) arising from or relating to his service or status as an officer, director, employee, agent or representative of the Company or any affiliate of the Company or in any

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other capacity in which the Executive serves or has served at the request of, or for the benefit of, the Company or its affiliates. The Company's obligations under this section shall be in addition to, and not in derogation of, any other rights the Executive may have against the Company to indemnification or advancement of expenses, whether by statute, contract or otherwise, and the Company's obligations pursuant to this Section 18 shall survive termination of the Executive's employment."

      5. Indemnification of Company by Executive; Claims:

            (a) Notwithstanding the Indemnification provision set forth in paragraph 4(g) above, Executive agrees to indemnify Company from and against any and all claims, demands, actions, causes of action, liabilities, losses, judgments, fines, costs and expenses (including reasonable attorneys' fees and settlement expenses) arising from or relating to any claim that Executive engaged in any acts and/or conduct outside of the scope of his duties as Chief Financial Officer, where a majority of the Board of Directors concludes after an internal investigation and consultation with Executive that Executive engaged in any acts and/or conduct giving rise to the claim (hereinafter, "Claim"). Once a majority of the Board of Directors concludes after an internal investigation and consultation with Executive that Executive engaged in acts and/or conduct giving rise to the Claim, Executive shall have an opportunity within five (5) days to cause the Company to hire at Executive's expense a neutral third party who will be selected by Company to promptly investigate whether Executive engaged in any acts and/or conduct giving rise to the Claim. If the neutral third party concurs with the Board's findings, Executive shall be required to indemnify Company from and against the Claim, as set forth above, and the provisions set forth in paragraphs 5(b) and 5(c) below shall also apply. If the neutral third party finds that Executive did not engage in any acts and/or conduct giving rise to

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the Claim, Executive shall not be required to indemnify the Company with respect to the Claim, and the provisions set forth in paragraphs 5(b) and 5(c) below shall not apply with respect to the Claim. The findings of any such neutral third party shall be final and binding on Executive and Company.

            (b) Should a Claim (as defined in paragraph 5(a) above) be filed against Company or Executive in any administrative agency or court prior to May 31, 2006, Company's remaining obligations under paragraph 2 of this Agreement, with the exception of the obligations set forth in paragraph 2(b) of the Agreement, shall cease. Any salary payments to which Executive would otherwise have been entitled pursuant to paragraph 2(a) of the Agreement shall be applied towards his obligation to indemnify the Company as set forth in paragraph 5(a) above, including towards any settlement of the Claim.

            (c) Company shall have no obligation to indemnify Executive with respect to a Claim pursuant to paragraph 4(g) above or any other provision should a Claim (as defined in paragraph 5(a) above) be filed against Executive in any administrative agency or Court.

      6. Cooperation: Executive agrees to make himself available and to cooperate in any reasonable manner in providing reasonable assistance to
Company: (1) in concluding any matters which are presently pending; (2) in connection with any matters that may arise in the future which relate to his employment with Company as Chief Financial Officer; (3) in connection with the transition of the Chief Financial Officer duties to a new interim Chief Financial Offer; (4) in connection with the Company's preparation of financial statements with respect to the Company's current fiscal year ending June 30, 2005; and (5) in connection with any Claim. It is agreed and understood by Company and Executive that, although such cooperation and assistance shall not interfere with any subsequent employment obtained by Executive, Company

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shall have no obligation to compensate Executive for said time other than as set forth in this Agreement.

      7. Complete Bar: Executive agrees that the parties released above in paragraph 3 may plead this Agreement as a complete bar to any action or suit before any court or administrative body with respect to any claim released herein.

      8. Binding Effect: This Agreement shall be binding upon and shall inure to the benefit of Company and its successors and assigns, including any successor via merger or consolidation. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs and personal representatives. This Agreement is not assignable by Executive.

      9. Entire Agreement: This Agreement, including those provisions of the Employment Agreement recited in paragraph 4 above that shall remain in full force and effect, contains the entire agreement among the parties, and may be modified only in a written document executed in the same manner as this Agreement, and no agreements, representations, or statements of any party not contained herein shall be binding on such party, except as set forth above.

      10. Enforcement: Any party shall have the right specifically to enforce this Agreement, except for provisions which subsequently may be held invalid or unenforceable, and/or obtain money damages for its breach, including reasonable attorneys' fees.

      11. Full Knowledge: Executive warrants, represents and agrees that in executing this Agreement, he does so with full knowledge of any and all rights which he may have with respect to the Released Parties.

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      12. No Reliance: Executive further states that he is not relying and has not relied on any representation or statement made by the Released Parties, or any of them, with respect to Executive's rights or asserted rights.

      13. Advice of Counsel: Executive represents that he has availed himself of the advice of counsel prior to signing this Agreement and is satisfied with his counsel's advice and that he is executing the Agreement voluntarily and fully intending to be legally bound because, among other things, the Agreement provides valuable benefits to him which he otherwise would not be entitled to receive.

      14. Controlling Law: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

      15. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original with respect to any party whose signature appears thereon and all of which shall together constitute one and the same instrument.

      EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES THE CONTENTS OF THIS AGREEMENT AND THAT HE EXECUTES THE SAME AND MAKES THE SETTLEMENT PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS FREE WILL.

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      IN WITNESS WHEREOF, expressly intending to be legally bound hereby,
Executive and Company have executed this Separation Agreement and General Release on the dates indicated below.

/s/ Ronald G. Wenger                  /s/ Larry Dalesandro
---------------------------------     ---------------------------------
Witness                               Larry Dalesandro

December 1, 2004                      December 1, 2004
---------------------------------     ---------------------------------
Date                                  Date


                                      LANNETT COMPANY, INC.

/s/ Hilda Cuanola                     By: /s/ Arthur Bedrosian
---------------------------------         -----------------------------
Witness                               Name: Arthur Bedrosian
                                      Title: President

November 24, 2004                     November 24, 2004
---------------------------------     ---------------------------------
Date                                  Date

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